Exihibit 10.23

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT, dated as of September 20, 2006, is made by and between Biomet, Inc., an Indiana corporation (the “Company”), and Gregory D. Hartman (the “Executive”).

Recitals

A. The Company considers it essential to the best interests of its shareholders to foster the continuous employment of certain key management personnel, including the Executive who is currently serving as Senior Vice President, Finance, Chief Financial Officer and Treasurer, Biomet, Inc.

B. The Board recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control exists and that such a possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of certain key management personnel to the detriment of the Company and its shareholders.

C. The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from, among other things, the possibility of a Change in Control.

D. The parties intend that no amount or benefit will be payable under this Agreement unless both of the following events occur: (i) a Change in Control occurs; and (ii) the Executive’s employment with the Company is terminated as provided in this Agreement.

AGREEMENT

In consideration of the premises and the mutual covenants and agreements set forth below, the Company and the Executive agree as follows:

ARTICLE I

Term of Agreement

Section 1.01 Term. The “Term” of this Agreement is the period commencing on the date hereof and ending on the second anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Term shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Board shall give notice to the Executive that the Term not be so extended. Notwithstanding any notice to the Executive that the Term shall not be extended, if a Change in Control occurs prior to the expiration of the Term, then the Term shall be automatically extended so as to expire two years from the date of such Change in Control.

Section 1.02 Post-Change in Control Employment Period. Subject to the terms and conditions of this Agreement, the Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company for the period commencing on the first date on which a Change in Control occurs during the Term and ending on the second anniversary of such date (the “Post-CIC Employment Period”).

ARTICLE II

Termination of Employment

Section 2.01 Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. If the Company determines in good faith that the Disability (pursuant to the definition of Disability set forth below) of the Executive has occurred during the Term, it may give to the Executive written notice in accordance with Article VII of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the thirty days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness, which is determined to be a disability pursuant to the Company’s then existing long term disability plan or, in the absence of such a plan, a disability determined to be total and permanent by a physician selected by the Company and acceptable to the Executive or the Executive’s legal representative.

Section 2.02 Cause. The Company may terminate the Executive’s employment during the Term for Cause.

Section 2.03 Good Reason. The Executive’s employment may be terminated by the Executive for Post-CIC Good Reason.

Section 2.04 Notice of Termination. Any termination by the Company for Cause, or by the Executive for Post-CIC Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Article VII of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Post-CIC Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

Section 2.05 Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Post-CIC Good Reason, the date of receipt of the Notice of Termination or any later date up to six months thereafter specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination or any later date specified therein within 30 days of such notice and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

ARTICLE III

Obligations of the Company Upon Termination

Section 3.01 Post-CIC Good Reason; Other Than for Cause or Disability. If, during the Post-CIC Employment Period, the Executive shall terminate employment for Post-CIC Good Reason or the Company shall terminate the Executive’s employment other than for Cause or Disability (entitling the Executive to benefits under the Company’s long-term disability plan, after any applicable waiting period):

(a) The Company shall pay to the Executive in a lump sum in cash on the tenth (10) Business Day following the Date of Termination the aggregate of the following amounts:

(i) the sum of (1) the Executive’s Annual Base Salary (which for this purpose shall include any allowance for perquisites that is paid directly to the Executive) through the end of the fiscal year containing the Date of Termination; (2) an amount equal to (x) the higher of the target bonus amount or the bonus actually paid to the Executive under the Company’s incentive bonus plan (or any comparable successor plan(s)) for the fiscal year of the Company prior to the Date of Termination (or the first date on which a Change in Control occurs, if such date is earlier) or (y) the target bonus amount payable to the Executive under such plan(s) for the fiscal year of the Company which contains the Date of Termination, whichever of (x) or (y) is higher (the “Target Bonus”); (3) the total contributions (other than salary reduction contributions) made by the Company to all qualified retirement plans on behalf of the Executive through the end of the fiscal year containing the Date of Termination; (4) the total car allowance contributions made by the Company to the Executive through the end of the fiscal year containing the Date of Termination; and (5) any accrued vacation or other pay not theretofore paid (the sum of the amounts described in clauses (1), (2), (3), (4) and (5) are herein referred to as the “Accrued Obligations”); and,

(ii) the amount equal to the product of (1) two and (2) the sum of (w) the Executive’s Annual Base Salary (which for this purpose shall include any allowance for perquisites that is paid directly to the Executive) and (x) the higher of (aa) the Target Bonus and (bb) the highest annual incentive bonus earned by Executive during the last two (2) completed fiscal years of the Company immediately preceding Executive’s Date of Termination (annualized in the event Executive was not employed by the Company for the whole of any such fiscal year), with the product of (1) and (2) reduced by the amounts paid, if any, to the Executive pursuant to any other contractual arrangement with the Executive or plan providing coverage to the Executive as a result of such termination; (y) the total contributions (other than salary reduction contributions) made by the Company to all qualified retirement plans on behalf of the Executive for the calendar year immediately preceding the calendar year in which the Change in Control occurs; and (z) the total car allowance contributions made by the Company to the Executive for the calendar year immediately preceding the calendar year in which the Change in Control occurs.

(b) The Company shall provide the following benefit payments to the Executive:

(i) For a 24-month period after the Date of Termination, the Company will arrange to provide the Executive with life insurance benefits and long-term disability benefits substantially similar to those that the Executive was receiving from the Company immediately prior to the Date of Termination (or the first date on which a Change in Control occurs, if such date is earlier). Life insurance benefits and long-term disability benefits otherwise receivable by the Executive pursuant to the preceding sentence will be reduced to the extent comparable benefits are actually received by or made available to the Executive by any source other than the Company without greater cost to him than as provided by the Company during the 24-month period following the Executive’s termination of employment (and the Executive will report to the Company any such benefits actually received by or made available to the Executive). If, as of the Date of Termination, the Company reasonably determines that the continued life insurance coverage and/or long-term disability coverage required by this Section 3.01(b) is not available from the Company’s group insurance carrier, cannot be procured from another carrier, and cannot be provided on a self-insured basis without adverse tax consequences to the Executive or his death beneficiary, then, in lieu of continued life insurance coverage and/or long-term disability coverage, the Company will pay the Executive a lump sum payment, in cash, equal to 24 times the full monthly premium payable to the Company’s group insurance carrier for comparable coverage for an executive employee under the Company’s group life insurance plan or long-term disability plan then in effect.

(ii) The Company will offer the Executive and any eligible family members the opportunity to elect to continue medical and dental coverage pursuant to the continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The Executive will be responsible for paying the required monthly premium for that coverage, but the Company will pay the Executive a lump sum cash stipend equal to 24 times the monthly premium then charged to qualified beneficiaries for full family COBRA continuation coverage under the Company’s medical and dental plans, which the Executive may choose to use for the payment of COBRA premiums. The Company will pay the stipend to the Executive whether or not the Executive or anyone in his family elects COBRA continuation coverage, whether or not the Executive continues COBRA coverage for a full 24 months, and whether or not the Executive receives health coverage from another employer while the Executive is receiving COBRA continuation coverage.

(c) All outstanding Options will become immediately vested and exercisable (to the extent not yet vested and exercisable as of the Date of Termination) and shall remain exercisable until the earlier of (i) the expiration of the option term or (ii) five (5) years after the Date of Termination. To the extent not otherwise provided under the written agreement, if any, evidencing the grant of any restricted Shares to the Executive, all outstanding Shares that have been granted to the Executive subject to restrictions that, as of the Date of Termination, have not yet lapsed will lapse automatically upon the Date of Termination, and the Executive will own those Shares free and clear of all such restrictions.

(d) For 12 months following the Date of Termination the Company shall, at its sole expense, reimburse the Executive for the cost (but not in excess of $25,000 in the aggregate), as incurred, for outplacement services the scope and provider of which shall be selected by the Executive in Executive’s sole discretion.

(e) To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

Section 3.02 Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Term and prior to a Change in Control, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement. Anything in this Agreement to the contrary notwithstanding, if the Executive’s death occurs after a Change In Control, then this Section 3.02 shall not apply and the Executive’s estate and/or beneficiaries shall be entitled to the benefits of Section 3.01.

Section 3.03 Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Term, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash on the twentieth (20th) Business Day following the Date of Termination. The term “Other Benefits” as utilized in this Section 3.03 shall include, without limitation, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Date of Termination (or the date on which a Change in Control occurs, if such date is earlier) or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and their families.

Section 3.04 Termination in Anticipation of a Change in Control.

(a) An “Anticipatory Termination” occurs if either

(i) (1) the Company terminates the Executive’s employment other than for Cause or Disability prior to the date on which a Change in Control occurs, (2) it is reasonably demonstrated by the Executive that such termination of employment (x) was at the request or instruction of a third party who had taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose within six months of, and was in connection with or in anticipation of, a Change in Control, and (3) a Change in Control occurs, or

(ii) (1) during the Term, an event occurs that would have constituted Post-CIC Good Reason if the date on which a Change in Control occurs was deemed to be the date immediately prior to the date of such event and the Executive terminated his employment subsequent to such event, (2) the Executive can reasonably demonstrate that such Post-CIC Good Reason event (x) was at the request or instruction of a third party who had taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose within six months of, and was in connection with or in anticipation of, a Change in Control, and (3) a Change in Control occurs.

(iii) For purposes of clauses (i)(1)(y) and (ii)(1)(y) of this Section 3.04(a), it shall be presumed that such event was in connection with or in anticipation of a Change in Control unless the Company establishes otherwise by clear and convincing evidence.

(b) If the Executive has reason to believe that an Anticipatory Termination may have occurred, he shall provide a notice setting forth such belief in accordance with Article VII of this Agreement within 120 days after a Change in Control has occurred. Upon an Anticipatory Termination, the Executive shall be entitled to (A) the payments specified in Sections 3.01(a),(d) and (e) (to the extent not previously paid), (B) the benefits specified in Section 3.01(b) (to the extent not previously provided) (or the after-tax equivalent thereof to the extent that such benefits have not been or are not provided in kind), (C) to the extent that the Executive has outstanding any unexercised stock options and other stock-based awards, the provisions of Section 3.01(c) shall apply to them, (D) in respect of any stock options or other stock based awards that were forfeited by the Executive as a result of his termination of employment but would have vested had Section 3.01(c) applied, such awards shall be reinstated (or if not reinstated, the Executive shall be paid in cash the fair value of such award), and (E) liquidated damages of $25,000 for penalties associated with the Anticipatory Termination. For the purposes of this Section 3.04(b), the Executive’s Date of Termination shall be deemed to be his last date of employment by the Company.

Section 3.05 Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor, subject to Section 8.02, shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice, or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

Section 3.06 Certain Additional Payments by the Company.

(a) Anything in this Agreement or in any other agreement between the Company and the Executive or in any stock option or other benefit plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 3.06) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) All determinations required to be made under this Section 3.06, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the Executive within fifteen business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the Company or the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 3.06, shall be paid by the Company to the Executive in the calendar year that includes the date on which the Payment was made; provided, however, that if a payment is made after December 1 of any calendar year, then the Gross-Up Payment, as determined pursuant to this Section 3.06, shall be paid by the Company to the Executive in the immediately succeeding calendar year. In either case, the Gross-Up Payment shall be made on the later of the fifth day following the Accounting Firm’s determination and the first day of the applicable calendar year. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

Section 3.07 Tax Matters. Notwithstanding anything contained in this Agreement (or any other agreement between Executive and the Company or any of its subsidiaries) to the contrary, the Company and its subsidiaries shall be entitled to deduct and withhold any amounts required by the Code or under any state or local law relating to compensation from any payment amounts distributable or due to Executive from the Company or any of its subsidiaries, including from Executive’s wages, compensation, or benefits, as may be required by the Code or under any state or local law relating to compensation. The Company and the Executive agree to use commercially reasonable efforts to ensure that this Agreement complies with Section 409A of the Code such that Executive is not subject to any additional taxes, interest or penalties under such provisions. In furtherance thereof, if payment or provision of any amount or benefit hereunder at the time specified in this Agreement would subject such amount or benefit to any additional tax under Section 409A of the Code, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or the provision of such amount or benefit could be made without incurring such additional tax (including paying any severance that is delayed in a lump sum upon the earliest possible payment date which is consistent with Section 409A of the Code). Without limiting the generality of the immediately preceding sentence, if payment or provision of any amount or benefit hereunder at the time specified in this Agreement would fail to comply with the provisions of Section 409A of the Code because the Executive is treated as a “specified” employee (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then such amount or benefit shall not be paid or provided at the time otherwise specified in this Agreement, but instead shall be paid or provided on the date that is six months after the date of separation from service (or, if earlier, the date of death of the Executive). In addition, to the extent that any regulations or guidance issued under Code §409A (after application of the previous provision of this paragraph) would result in Executive being subject to the payment of interest or any additional tax under Code §409A, the Company and the Executive agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Code §409A, which amendment shall have the minimum economic effect necessary on Executive and be reasonably determined in good faith by the Company and the Executive.

ARTICLE IV

No Mitigation

The Company agrees that, if the Executive’s employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Article III. Further, the amount of any payment or benefit provided for in Article III (other than Section 3.01(b)(i)) will not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

ARTICLE V

The Executive’s Covenants

Section 5.01 Noncompetition Agreement. In consideration for this Agreement, the Executive will execute, concurrent with the execution of this Agreement, a noncompetition agreement in the form attached to this Agreement as Exhibit A. In the event of termination of this Agreement as provided in Section 1.01, the noncompetition Agreement shall survive termination.

Section 5.02 Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all material proprietary information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 5.02 constitute a basis for denying, deferring or withholding any amounts or benefits payable to the Executive under this Agreement.

Section 5.03 General Release. The Executive agrees that, notwithstanding any other provision of this Agreement, the Executive will not be eligible for any payments under Section 3.01 unless the Executive timely signs, and does not timely revoke, a General Release in substantially the form attached to this Agreement as Exhibit B.

ARTICLE VI

Successors; Binding Agreement

Section 6.01 Obligation of Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had occurred. Failure of the Company to obtain such an assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement.

Section 6.02 Enforcement Rights of Others. This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount is still payable to the Executive under this Agreement, (other than amounts that, by their terms, terminate upon the Executive’s death), then, unless otherwise provided in this Agreement, all such amounts will be paid in accordance with the terms of this Agreement to the executors, personal representatives, or administrators of the Executive’s estate.

ARTICLE VII

Notices

For the purpose of this Agreement, notices and all other communications provided for in the Agreement will be in writing and will be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may furnish to the other in writing in accordance with this Article VIII, except that notice of change of address will be effective only upon actual receipt:

To the Company:	To the Executive:
Biomet, Inc. 56 E. Bell Drive P. O. Box 587 Warsaw, Indiana 46581-0587	Gregory D. Hartman 59625 County Road 13 Elkart, Indiana 46517

ARTICLE VIII

Miscellaneous; At-Will

Section 8.01 Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless the waiver, modification, or discharge is agreed to in writing and signed by the Executive and an officer of the Company specifically designated by the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any other time. Neither party has made any agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement that are not expressly set forth in this Agreement. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of Indiana. All references to sections of the Exchange Act or the Code will be deemed also to refer to any successor provisions to those sections. Any payments provided for under this Agreement will be paid net of any applicable withholding required under federal, state, or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under Articles III, IV, and VI will survive the expiration of this Agreement, if applicable.

Section 8.02 At-Will. The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will,” and the Executive’s employment may be terminated by either the Executive or the Company at any time.

ARTICLE IX

Validity

The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

ARTICLE X

Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

ARTICLE XI

Settlement of Disputes; Arbitration

All claims by the Executive for benefits under this Agreement must be in writing and will be directed to and determined by the Board. Any denial by the Board of a claim for benefits under this Agreement will be delivered to the Executive in writing and will set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board will afford a reasonable opportunity to the Executive for a review of the decision denying a claim and will further allow the Executive to appeal to the Board a decision of the Board within 60 days after notification by the Board that the Executive’s claim has been denied. Any further dispute or controversy arising under or in connection with this Agreement will be settled exclusively by arbitration in Warsaw, Indiana in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Each party will bear its own expenses in the arbitration for attorneys’ fees, for its witnesses, and for other expenses of presenting its case. Other arbitration costs, including arbitrators’ fees, administrative fees, and fees for records or transcripts, will be borne equally by the parties. Notwithstanding anything in this Article to the contrary, if the Executive prevails with respect to any dispute submitted to arbitration under this Article, the Company will reimburse or pay all reasonable legal fees and expenses that the Executive incurred in connection with that dispute as required by Section 3.08.

ARTICLE XII

Definitions

For purposes of this Agreement, the following terms will have the meanings indicated below:

“401(k) Plan” means the Biomet, Inc. Profit Sharing Plan and Trust qualified under section 401(k) of the Code and any comparable successor plan(s).

“Accounting Firm” means such nationally recognized certified public accounting firm as may be designated by the Executive.

“Accrued Obligations” shall have the meaning described in Section 3.01(a)(i).

“Annual Base Salary” means the Executive’s annual base salary as in effect immediately prior to the date of the Change in Control.

“Anticipatory Termination” shall have the meaning described in Section 3.04.

“Beneficial Owner” has the meaning stated in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of Indiana.

“Cause” for termination by the Company of the Executive’s employment, after any Change in Control, means (1) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Post-CIC Good Reason or Pre-CIC Good Reason or by the Executive pursuant to Sections 3.01 and 3.02) for a period of at least 30 consecutive days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties; (2) the Executive willfully engages in conduct that is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise; or (3) the Executive is convicted of, or has entered a plea of no contest to, a felony. For purposes of clauses (1) and (2) of this definition, no act, or failure to act, on the Executive’s part will be deemed “willful” unless it is done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

“Change in Control” will be deemed to have occurred if any of the following events occur:

(a) Individuals who, as of September 20, 2006, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after September 20, 2006 and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be deemed an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(b) Any Person is or becomes a Beneficial Owner directly or indirectly, of either (A) 20% or more of the then-outstanding Company Shares or (B) securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (b), the following acquisitions shall not constitute a Change in Control: (i) an acquisition directly from the Company, (ii) an acquisition by the Company or a subsidiary of the Company, or (iii) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company; or

(c) The consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Shares and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Shares and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (i) the Company or any subsidiary of the Company, (ii) the Surviving Corporation or its ultimate parent corporation, or (iii) any employee benefit plan or related trust sponsored or maintained by any of the foregoing) is the beneficial owner, directly or indirectly, of 20% or more of the total common stock or 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition; or

(d) Approval by the shareowners of the Company of a complete liquidation or dissolution of the Company.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and interpretative rules and regulations.

“Company” means Biomet, Inc., an Indiana corporation, and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law, or otherwise (except in determining whether or not any Change in Control of the Company has occurred in connection with the succession).

“Company Shares” means shares of common stock of the Company or any equity securities into which those shares have been converted.

“Date of Termination” shall have the meaning described in Section 2.05.

“Disability” shall have the meaning described in Section 2.01.

“Disability Effective Date” shall have the meaning described in Section 2.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and interpretive rules and regulations.

“Excise Tax” shall have the meaning described in Section 3.05(a).

“Executive” “ shall have the meaning described in the first paragraph of this Agreement.

“Gross-Up Payment” shall have the meaning described in Section 3.06(a).

“Notice of Termination” shall have the meaning described in Section 2.04.

“Options” means options for Shares granted to the Executive under the Stock Option Plan.

“Other Benefits” shall have the meaning described in Section 3.01 (e) or 3.03, as determined by the nature of the termination of the Agreement, as described in each of those sections.

“Payment” shall have the meaning described in Section 3.06(a).

“Person” has the meaning stated in section 3(a)(9) of the Exchange Act, as modified and used in sections 13(d) and 14(d) of the Exchange Act; however, a Person will not include (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of those securities, or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Post-CIC Employment Period” shall have the meaning assigned in Section 1.02.

“Post-CIC Good Reason” for termination by the Executive of the Executive’s employment means the death of the Executive during the Post-CIC Employment Period or the occurrence (without the Executive’s express written consent) of any one of the following acts by the Company, or failures by the Company to act, in each case during the Post-CIC Employment Period, unless, in the case of any act or failure to act described in paragraph (i), (iv), (v), (vi), or (viii) below, the act or failure to act is corrected prior to the Date of Termination specified in the Executive’s Notice of Termination:

(i) The assignment to the Executive of any duties inconsistent with the Executive’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to a Change in Control;

(ii) A reduction by the Company in the Executive’s annual base salary and/or Target Bonus as in effect on the date of this Agreement or as the same may be increased from time to time;

(iii) The Company’s requiring the Executive to be based more than 50 miles from the Company’s offices at which the Executive is based prior to a Change in Control (except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the Change in Control), or, in the event the Executive consents to any such relocation of his offices, the Company’s failure to provide the Executive with all of the benefits of the Company’s historical practices with respect to relocation of executive employees as in operation immediately prior to the Change in Control;

(iv) The Company’s failure, without the Executive’s consent, to pay to the Executive any portion of the Executive’s current compensation (which means, for purposes of this paragraph (4), the Executive’s annual base salary as in effect on the date of this Agreement, or as it may be increased from time to time, and any installment of the annual target bonus earned by the Executive) or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven days of the date the compensation is due;

(v) The Company’s failure to continue in effect any compensation plan in which the Executive participates immediately prior to a Change in Control, which plan is material to the Executive’s total compensation, including, but not limited to, the Stock Option Plan or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to that plan, or the Company’s failure to continue the Executive’s participation in such a plan (or in a substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, as existed at the time of the Change in Control;

(vi) The Company’s failure to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s retirement plans (including, without limitation, the Company’s 401(k) Plan, the Biomet, Inc. Employee Stock Bonus Plan, and such other life insurance, medical, health and accident, or disability plans in which the Executive was participating at the time of the Change in Control); the taking of any action by the Company that would directly or indirectly materially reduce any of those benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of a Change in Control; or the Company’s failure to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control;

(vii) Any purported termination of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4.01; for purposes of this Agreement, no such purported termination will be effective; or

(viii) any failure by the Company to comply with and satisfy Section 6.01 of this Agreement.

The Executive’s right to terminate the Executive’s employment for Post-CIC Good Reason will not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment will not constitute consent to, or a waiver of rights with respect to, any act or failure to act that constitutes Post-CIC Good Reason. Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Post-CIC Good Reason will cease to be an event constituting Post-CIC Good Reason if the Executive does not timely provide a Notice of Termination to the Company within 120 days of the date on which the Executive first becomes aware (or reasonably should have become aware) of the occurrence of that event.

“Renewal Date” shall have the meaning described in Section 1.01.

“Shares” means shares of the common stock of the Company.

“Stock Option Plan” means the 1998 Biomet, Inc. Qualified and Non-Qualified Stock Option Plan and any other equity compensation plan of the Company approved by the Board and adopted by the shareholders of the Company.

“Target Bonus” shall have the meaning described in Section 3.01(a)(i).

“Term” shall have the meaning described in Section 1.01.

*     *     *

EXECUTIVE	BIOMET, INC.

/s/Gregory D. Hartman	By:
Gregory D. Hartman	Name:
Its: